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                                                                     EXHIBIT 3.1

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                         OF CALIPER TECHNOLOGIES CORP.,

                             A DELAWARE CORPORATION

                                   ARTICLE I.

            The name of the corporation is CALIPER TECHNOLOGIES CORP.

                                   ARTICLE II.

     The address of the corporation's registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                  ARTICLE III.

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV.

     CLASSES OF STOCK. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is fifty-three million (53,000,000) shares, of which thirty-two million (32,000,000) shares shall be Common Stock, par value $0.001 per share and twenty-one million (21,000,000) shares shall be Preferred Stock, par value $0.001 per share. The Preferred Stock shall be divided into series, namely Series A Preferred Stock consisting of one million two hundred ninety-three thousand four hundred sixty-two (1,293,462) shares (the "Series A Preferred Stock"), Series B Preferred Stock consisting of eight million five hundred fifty thousand seven hundred six (8,550,706) shares (the "Series B Preferred Stock"), Series C Preferred Stock consisting of three million three hundred thirty-three thousand three hundred thirty-three (3,333,333) shares (the "Series C Preferred Stock"), Series D Preferred Stock consisting of five million one hundred ninety-five thousand (5,195,000) shares (the "Series D Preferred Stock"), and Series E Preferred Stock consisting of two million five hundred thousand (2,500,000) shares (the "Series E Preferred Stock). The remaining one hundred twenty-seven thousand four hundred ninety-nine (127,499) shares of Preferred Stock shall be undesignated.

     A. RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED STOCK. The rights, preferences, restrictions and other matters relating to the Preferred Stock are as follows:

          1. DIVIDEND PROVISIONS. The holders of the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be entitled to receive pro rata dividends out of any assets legally available therefor prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation)




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on the Common Stock of this corporation, at the rate of five percent (5%) of the
Original Issue Price, as defined below, per share of each outstanding share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock per annum or, if greater (as determined on a per annum basis and an as converted basis for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock), an amount equal to that paid on any other outstanding shares of this corporation, payable quarterly when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

          2. LIQUIDATION PREFERENCE.

               (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets, capital, surplus or earnings of this corporation to the holders of Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share (as adjusted for any stock split, stock division or consolidation) equal to the sum of $.7825135 for each outstanding share of Series B Preferred Stock (the "Original Issue Price" with respect to such series), $3.00 for each outstanding share of Series C Preferred Stock (the "Original Issue Price" with respect to such series), $4.00 for each outstanding share of Series D Preferred Stock (the "Original Issue Price" with respect to such series) and $6.00 for each outstanding share of Series E Preferred Stock (the "Original Issue Price" with respect to such series), plus an amount equal to declared but unpaid dividends on each such share of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock (such amount of declared but unpaid dividends being referred to as the "Premium" with respect to the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock in proportion to the aggregate Original Issue Price of the shares of such stock owned by each such holder.

               (b) Upon the completion of the distribution required by subparagraph (a) of this Section 2, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share (as adjusted for any stock split, stock division or consolidation) equal to the sum of $.7825135 for each outstanding share of Series A Preferred Stock (the "Original Issue Price" with respect to such series) plus an amount equal to declared but unpaid dividends on each such share of Series A Preferred Stock (such amount of declared but unpaid dividends being referred to as the "Premium" with respect to the Series A Preferred Stock). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the remaining assets and funds of the corporation legally available for distribution shall be distributed ratably among the



                                       2.
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holders of the Series A Preferred Stock in proportion to the amount of such stock owned by each such holder.

               (c) Upon the completion of the distribution required by subparagraphs (a) and (b) of this Section 2, the remaining assets of the corporation available for distribution to stockholders shall be distributed among the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock).

                    (i) For purposes of this Section 2, a liquidation, dissolution or winding up of this corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the corporation); or (B) a sale of all or substantially all of the assets of the corporation; unless the corporation's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the corporation's acquisition or sale or otherwise) hold more than 50% of the voting power of the surviving or acquiring entity.

                    (ii) In any of such events, if the consideration received by the corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                         (A) Securities not subject to investment letter or
other similar restrictions on free marketability:

                              (1) If traded on a securities exchange or through
the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                              (2) If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) prior to the closing; and

                              (3) If there is no active public market, the value
shall be the fair market value thereof, as mutually determined by the corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

                         (B) The method of valuation of securities subject to
investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate fair market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the corporation and the holders of at least a



                                       3.
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majority of the voting power of all then outstanding shares of Preferred Stock voting together as a class.

               (d) In the event the requirements of this Section 2 are not complied with, this corporation shall forthwith either:

                    (i) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

                    (ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(e) hereof.

               (e) The corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders meeting called to approve such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the corporation shall thereafter give such holders prompt notice of any material changes. The transactions shall in no event take place sooner than twenty (20) days after the corporation has given the first notice provided for herein or sooner than ten (10) days after the corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of Preferred Stock voting together as a class.

          3. REDEMPTION.

               (a) Holders of shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall have the option, but not the obligation, at any time subsequent to February 19, 2001, to require the corporation to redeem the shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, outstanding as of February 19, 2001 (the "Redemption Shares"), at the Redemption Price provided for below and otherwise pursuant to this Section 3, as requested by the holders of at least 66-2/3% of the Redemption Shares upon ninety (90) days prior written notice to the corporation (the "Redemption Request"). The Redemption Request shall specify the effective date of such redemption pursuant to this Section 3 (the "Redemption Date"). The price at which shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be redeemed pursuant to this
Section 3 (the "Redemption Price") shall be the price per share, appropriately adjusted for any stock dividends, combinations or splits or similar events with respect to such shares, that is equal to the sum of (i) the Original Issue Price per share, plus all declared but unpaid dividends on such shares, and (ii) an amount equal to five percent (5%) of the Original Issue Price per annum, compounded annually, from the date such shares were originally issued through the Redemption Date or, if applicable, the actual date of redemption pursuant to
Section 3(d) below. The Redemption Price



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shall be payable in cash. Notwithstanding the foregoing, the Redemption Price per share to be paid to CIP Capital L.P. shall not be greater than that permitted to be paid to a Small Business Investment Company under applicable law.

            (b) Within ten (10) days of receipt of any Redemption Request as provided for in this Section 3, the corporation shall cause a copy thereof to be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which such copy is mailed) of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock other than the holders requesting redemption pursuant to such Redemption Request, at the address last shown on the records of the corporation for such holder. The corporation shall also include with such copy a statement notifying such holder of the facts relating to the redemption requested to be effected pursuant to this Section 3.

            (c) At least fifteen (15) but no more than thirty (30) days prior to the Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, at the address last shown on the records of the corporation for such holder, notifying such holder of the redemption to be effected and specifying the applicable Redemption Payment Dates, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). On or after the Redemption Date, each holder of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock to be redeemed shall surrender to this corporation the certificate or certificates representing such shares, in the manner and at the place designated in the applicable Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled.

            (d) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series B Preferred Stock as holders of Series B Preferred Stock, the holders of shares of Series C Preferred Stock as holders of Series C Preferred Stock, the holders of shares of Series D Preferred Stock as holders of Series D Preferred Stock, and the holders of shares of Series E Preferred Stock as holders of Series E Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the corporation legally available for redemption of shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock on the Redemption Date are insufficient to redeem the total number of shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock to be redeemed on such date, the maximum amount of funds which are legally available will be used to redeem ratably among the holders of such shares to be redeemed such number of shares determined based upon the aggregate number of shares of Series B Preferred Stock, Series C Preferred Stock, Series D



                                       5.
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Preferred Stock and Series E Preferred Stock held by such holders. For the purpose of determining whether funds are legally available for redemption of shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock as provided herein, the corporation shall value its assets at the highest amount permissible under applicable law. The shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the corporation are legally available for the redemption of shares of Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the corporation has become obliged to redeem on any Redemption Date, but which it has not redeemed.

               (e) On or prior to each Redemption Payment Date, the corporation shall deposit the Redemption Price payable upon such Redemption Payment Date with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after the applicable Redemption Payment Date upon receipt of notification from the corporation that such holder has surrendered his share certificate to the corporation pursuant to Section 3(c) above. From and after the Redemption Date the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Such instructions shall also provide that any moneys deposited by the corporation pursuant to this
Section 3(e) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 4 hereof prior to the Redemption Date shall be returned to the corporation forthwith upon such conversion. The balance of any moneys deposited by the corporation pursuant to this Section 3(e) remaining unclaimed at the expiration of six (6) months following the applicable Redemption Payment Date shall thereafter be returned to the corporation upon its request expressed in a resolution of its Board of Directors.

          4. CONVERSION. The holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

               (a) RIGHT TO CONVERT. Each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for each share of that series by the conversion price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion (the "Conversion Price"). The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Issue Price for the Series A Preferred Stock; the initial Conversion Price per share for shares of Series B Preferred Stock shall be the Original Issue Price for the Series B Preferred Stock; the initial Conversion Price per share for shares of Series C Preferred Stock shall be the Original Issue Price for the Series C Preferred Stock; the



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initial Conversion Price per share for shares of Series D Preferred Stock shall be the Original Issue Price for the Series D Preferred Stock; and the initial Conversion Price per share for shares of Series E Preferred Stock shall be the Original Issue Price for the Series E Preferred Stock; provided, however, that the Conversion Price for the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock shall be subject to adjustment as set forth in subsection 4(d).

            (b) AUTOMATIC CONVERSION. Each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock immediately upon the earlier of (i) except as provided below in subsection 4(c), the corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the "Act"), at a public offering price per share which is not less than $5.00 (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations) and resulting in aggregate proceeds to the corporation of at least $10,000,000, and
(ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock voting together as a separate class (on an as-converted basis).

            (c) MECHANICS OF CONVERSION. Before any holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock of that series, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state herein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of such Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Act, the conversion will, unless otherwise notified by the holders tendering the Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

            (d) CONVERSION PRICE ADJUSTMENTS OF PREFERRED STOCK FOR CERTAIN DILUTIVE ISSUANCES, SPLITS AND COMBINATIONS. The Conversion Price of the Series A Preferred




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Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred
Stock and Series E Preferred Stock shall be subject to adjustment from time to time as follows:

                    (i) (A) If the Corporation shall issue, after the date upon which any shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock were first issued (the "Purchase Date" with respect to such series), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of Additional Stock so issued would purchase at such Conversion Price in effect immediately prior to such issue, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Stock so issued; and provided further that, for the purposes of this Section 4(d)(i)(A) all shares of Common Stock issuable upon conversion of outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be deemed to be Common Stock outstanding.

                         (B) No adjustment of the Conversion Price for the
Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock shall be made in an amount less than one cent ($.01) per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to 3 years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of 3 years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                         (C) In the case of the issuance of Common Stock for
cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                         (D) In the case of the issuance of the Common Stock for
a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment.

                         (E) In the case of the issuance (whether before, on or
after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible or exchangeable for Common Stock or options to purchase




                                       8.

or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 4(d)(i) and subsection 4(d)(ii):

                  (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (to the extent then exercisable) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and 4(d)(i)(D)), if any, received by the corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                  (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (to the extent then convertible or exchangeable) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and 4(d)(i)(D)).

                  (3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversions of or in exchange for such from the antidilution provisions thereof, the Conversion Price of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                  (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.




                                       9.

                              (5) The number of shares of Common Stock deemed
issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1) and 4(d)(i)(E)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or 4(d)(i)(E)(4).

                    (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) or issuable by this corporation after the Purchase Date other than:

                         (A) Common Stock issued pursuant to a transaction
described in subsection 4(d)(iii) hereof;

                         (B) Common Stock issuable or issued to officers,
employees, consultants, directors or vendors (if in transactions with primarily non-financing purposes) of this corporation directly or pursuant to a stock option or stock purchase plan or restricted stock plan, to the extent all such issuances do not exceed 4,600,000 shares of Common Stock, plus any additional shares unanimously approved by the Board of Directors of this corporation.

                         (C) Common Stock issuable pursuant to exercise of any
warrants outstanding prior to the Purchase Date.

                         (D) Common Stock issued upon conversion of shares of
Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock.

                         (E) The 2,661,667 shares of Series B Preferred Stock
issued pursuant to that certain Stock Purchase Agreement, dated April 26, 1996, in the Second Closing (as defined therein).

                    (iii) In the event the corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock, or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, or other securities or rights convertible into or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(d)(i)(E).




                                      10.

                    (iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

               (e) OTHER DISTRIBUTIONS. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii), then, in each such case for the purpose of this subsection 4(e), the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

               (f) RECAPITALIZATIONS. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provisions shall be made so that the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock the number of shares of stock or other securities or property of the corporation or otherwise to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

               (g) NO IMPAIRMENT. This corporation will not by amendment of its Certificate of Incorporation nor through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.



                                      11.

               (h) NO FRACTIONAL SHARES AND CERTIFICATE AS TO ADJUSTMENTS.

                    (i) No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                    (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth
(A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

               (i) NOTICES OF RECORD DATE. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

               (j) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to these articles.

               (k) All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by this corporation, be validly




                                      12.

issued, fully paid and nonassessable, not subject to any preemptive or similar rights and free from all taxes, liens or charges with respect thereto created or imposed by this corporation.

               (l) This corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of this corporation upon conversion of any shares of Preferred Stock; provided, however, that this corporation shall not be required to pay any taxes which may be payable in respect to any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Preferred Stockholder in respect of which such shares of Preferred Stock are being issued.

               (m) NOTICES. Any notice required by the provisions of this
Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid and addressed to each holder of record at his address appearing on the books of this corporation.

          5. VOTING RIGHTS.

               (a) Except as otherwise set forth in Article VI, the holder of each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock could then be converted, and, with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders meeting in accordance with the bylaws of this corporation and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

               (b) The Board of Directors shall consist of six (6) members. The holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect four (4) members of the Board of Directors. The holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Common Stock, voting together as a class, shall be entitled to elect two (2) members of the Board of Directors.

          6. PROTECTIVE PROVISIONS.

               (a) So long as shares of Series A Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

                    (i) increase the authorized number of shares of Series A Preferred Stock other than an increase incident to a stock split; or




                                       13.

                    (ii) amend or repeal any provision of this corporation's Certificate of Incorporation if such action would alter or change the preferences, rights, privileges, powers of or restrictions provided for the benefit of Series A Preferred Stock.

               (b) So long as any shares of Series B Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock:

                    (i) create or issue any security containing any rights, preferences or privileges which are on a parity with or senior to the rights, preferences or privileges of the Series B Preferred Stock

                    (ii) change or modify any of the rights, preferences or privileges of the Series B Preferred Stock

                    (iii) permit any change of control of the corporation, including without limitation any merger, consolidation or reorganization of the corporation whereby the corporation's stockholders of record as constituted immediately prior to such change of control do not hold more than fifty percent (50%) of the voting power of the corporation immediately after such change in control;

                    (iv) undertake any actions in which the holders of the Series A Preferred Stock are entitled to a class vote under applicable law; or

                    (v) increase or decrease (other than by redemption pursuant to Section 3 or conversion pursuant to Section 4) the total number of authorized shares of Series B Preferred Stock.

               (c) So long as any shares of Series C Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock:

                    (i) change or modify any of the rights, preferences or privileges of the Series C Preferred Stock

                    (ii) undertake any actions in which the holders of the Series A Preferred Stock are entitled to a class vote under applicable law; or

                    (iii) increase or decrease (other than by redemption pursuant to Section 3 or conversion pursuant to Section 4) the total number of authorized shares of Series C Preferred Stock.

               (d) So long as any shares of Series D Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock:



                                      14.

                    (i) change or modify any of the rights, preferences or privileges of the Series D Preferred Stock; or

                    (ii) increase or decrease (other than by redemption pursuant to Section 3 or conversion pursuant to Section 4) the total number of authorized shares of Series D Preferred Stock.

               (e) So long as any shares of Series E Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of Series E Preferred Stock:

                    (i) change or modify any of the rights, preferences or privileges of the Series E Preferred Stock;

                    (ii) undertake any actions in which the holders of the Series A Preferred Stock are entitled to a class vote under applicable law; or

                    (iii) increase or decrease (other than by redemption pursuant to Section 3 or conversion pursuant to Section 4) the total number of authorized shares of Series E Preferred Stock.

               (f) So long as any shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least sixty-six and two thirds percent (66-2/3%) of the then outstanding shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, voting together as a class:

                    (i) sell, abandon, transfer, lease or otherwise dispose of all or substantially all of this corporation's assets; or

                    (ii) purchase, lease or otherwise acquire all or substantially all of the assets of another entity engaged primarily in pharmaceutical research;

                    (iii) except as otherwise required by this Amended and Restated Certificate of Incorporation, declare or pay any dividend or make any distribution with respect to shares of its capital stock (whether in cash, shares of capital stock or other securities or property);

                    (iv) merge or consolidate with or into, or permit any subsidiary to merge or consolidate with or into (other than with or into this corporation), any other corporation or corporations or other entity or entities;

                    (v) voluntarily dissolve, liquidate or wind-up or carry out any partial liquidation or distribution or transaction in the nature of a partial liquidation or distribution;



                                      15.

              (vi) except as otherwise required by this Amended and Restated Certificate of Incorporation or in any agreement approved by the Board of Directors with a director, officer, employee, consultant or independent contractor of or to this corporation providing for the repurchase of any of its capital stock owned by such entities, redeem or otherwise repurchase any shares of this corporation's outstanding capital stock;

              (vii) alter or change the designations, powers, preferences, rights, qualifications, limitations or restrictions of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock.

              (viii) amend, alter or repeal any of the provisions of this Amended and Restated Certificate of Incorporation, which amendment, alteration or repeal materially and adversely affects the powers, preferences or rights pertaining to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock.

              (ix) issue or agree to issue any equity security of the corporation for consideration valued at less than $3.00 per share (or, in the case of Common Stock, at a price less than the fair market value of the Common Stock as determined in good faith by the Board of Directors), or warrant, convertible debt security or other right to purchase (other than stock options or other rights pursuant to the corporation's stock option plans) shares of the corporation's equity stock at an exercise or conversion price of less than $3.00 per share (or, in the case of Common Stock, at a price less than the fair market value of the Common Stock as determined in good faith by the Board of Directors); provided, however, that this subsection (d)(viii) shall not apply to the issuance of the corporation's Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Act.

              (x) or issue or agree to issue any debt security which, together with any other debt securities issued in the then current calendar year, exceeds $2,500,000;

              (xi) adopt or approve any stock option plan, or amend or modify any existing stock option plan, of the corporation which adoption, approval, amendment or modification will have the effect of increasing the total number of shares of Common Stock issuable under all stock option plans of the corporation in any calendar year by in excess of 333,333 shares of Common Stock; or

              (xii) accelerate the vesting schedule or exercise date or dates of any stock option agreement, or waive or modify the corporation's repurchase rights with respect to any shares of the corporation's stock issuable pursuant to any restricted stock purchase agreement, between the corporation and its directors, officers, employees, consultants or independent contractors with respect to, collectively in the aggregate in any calendar year, in excess of 333,333 shares of the corporation's Common Stock.

          7. STATUS OF CONVERTED STOCK. In the event any shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock shall be converted pursuant to
Section 4 hereof, the shares so converted shall be



                                      16.

canceled and shall not be issuable by the corporation. The Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in the corporation's authorized capital stock.

     B. COMMON STOCK.

          1. DIVIDEND RIGHTS. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          2. LIQUIDATION RIGHTS. Upon the liquidation, dissolution or winding up of the corporation, the assets of the corporation shall be distributed as provided in Section 2 of Division (B) of this Article III hereof.

          3. REDEMPTION. The Common Stock is not redeemable.

          4. VOTING RIGHTS. Except as otherwise set forth in Article VI, the holder of each share of Common Stock shall have the right to one vote and shall be entitled to notice of any stockholders meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                   ARTICLE V.

     Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the corporation.

                                   ARTICLE VI.

     At such time when no shares of Series B Preferred Stock shall continue to be outstanding, the number of directors of the corporation shall be fixed from time to time by a Bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.

     In the event that this corporation is subject to Section 2115(b) of the California Corporations Code at any time, or from time to time, then the following shall apply:

               (a) Every stockholder entitled to vote in any election of directors of the corporation during such time the corporation is subject to
Section 2115(b) may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are otherwise entitled, or distribute the stockholder's votes on the same principle among as many candidates as such stockholder may so choose;

               (b) No stockholder, however, may cumulate such stockholder's votes for one or more candidates unless (i) the names of such candidates have been properly placed in nomination, in accordance with the Bylaws of the corporation, prior to the voting, (ii) the stockholder has given




                                      17.

advance notice to the corporation of the intention to cumulate votes pursuant to the Bylaws, and (iii) the stockholder has given proper notice to the other stockholders at the meeting, prior to the voting, of such stockholder's intention to cumulate such stockholder's votes; and

            (c) If any stockholder has given proper notice, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. The candidates receiving the highest number of votes of the shares entitled to be voted for them up to the number of directors to be elected by such shares shall be declared elected.

                                  ARTICLE VII.

     Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

                                  ARTICLE VIII.

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

                                   ARTICLE IX.

     To the fullest extent permitted by the General Corporation Law of Delaware, as the same may be amended from time to time, a director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

                                   ARTICLE X.

     The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.



                                      18.